Exhibit 5.1

Watson, Farley & Williams (New York) LLP

1133 Avenue of the Americas

New York NY 10036

Tel +1 212 922 2200

Fax +1 212 922 1512

October 15, 2012

Seadrill Partners LLC

13th Floor, One America Square

17 Crosswall

London, EC3N 2LB

United Kingdom

Registration Statement on Form F-1

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), in connection with the proposed initial public offering by the Company of up to 10,062,500 of its common units (the “Units”), each representing limited liability company interests in the Company, pursuant to the Company’s registration statement on Form F-1 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(ii)	the First Amended and Restated Operating Agreement of the Company;

(iii)	the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) among the Company, Seadrill Limited, a Bermuda exempted company, Seadrill Member LLC, a Marshall Islands limited liability company, Seadrill Operating GP, LLC, a Marshall Islands limited liability company, Seadrill Operating LP, a Marshall Islands limited partnership, and Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (Seadrill Member LLC, Seadrill Operating GP, LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC, collectively the “Seadrill Parties”), and the representatives of the underwriters named therein relating to the issuance and sale of the Units and filed as an exhibit to the Registration Statement; and

(iv)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, the Seadrill Parties and other affiliates of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok • Hong Kong

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October 15, 2012

reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Units complies in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized by the Company, the Seadrill Parties and the other parties thereto, and executed and delivered by all such parties; and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Company and the Seadrill Parties and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Company and the Seadrill Parties in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP